EXHIBIT 99.2

Contact:                 Mexican Restaurants, Inc.
Andrew J. Dennard
(713) 943-7574

Mexican Restaurants, Inc.
Announces Sale of La Senorita
(NASDAQ:  CASA)

Houston, Texas (April 7, 2009)   Mexican Restaurants announced the sale today of its La Senorita concept, comprising five restaurants and one franchisee restaurant in the State of Michigan, to Hacienda Mexican Restaurants for $2.6 million in cash.

Curt Glowacki, Chief Executive Officer, stated, “We are pleased to announce the sale of Michigan-based La Senorita to Indiana-based Hacienda Mexican Restaurants, which we view as a winning combination for both companies.  For the La Senorita employees and customers, it provides them with an owner located in their trade area that can be more attuned to their needs in these difficult economic times.  For Mexican Restaurants, it will help us focus on our strategies of building Mission Burrito and enhancing our core concepts in our Southwestern-based trade area.  The proceeds of this sale will be applied to reducing our existing bank debt.”

Mexican Restaurants, Inc. operates and franchises 73 Mexican restaurants.  As of today, the current system includes 55 Company-operated restaurants, 17 franchisee operated restaurants and one licensed restaurant.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: growth strategy; dependence on executive officers; geographic concentration; increasing susceptibility to adverse conditions in the region; changes in consumer tastes and eating habits; national, regional or local economic and real estate conditions; demographic trends; inclement weather; traffic patterns; the type, number and location of competing restaurants; inflation; increased food, labor and benefit costs; the availability of experienced management and hourly employees; seasonality and the timing of new restaurant openings; changes in governmental regulations; dram shop exposure; and other factors not yet experienced by the Company.  The use of words such as “believes”, “anticipates”, “expects”, “intends” and similar expressions are intended to identify forward-looking statements, but are not the exclusive means of identifying such statements.  Readers are urged to carefully review and consider the various disclosures made by the Company in this release and in the Company’s most recent Annual Report and Form 10-K , that attempt to advise interested parties of the risks and factors that may affect the Company’s business.